Exhibit (a)(1)(A)

MERU NETWORKS, INC.

Offering Memorandum Relating to Our Offer to Exchange Certain Outstanding Options to
Purchase Common Stock for New Options to Purchase Common Stock

July 26, 2012

THIS OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE AT 9:00 P.M., PACIFIC
TIME, ON AUGUST 22, 2012, UNLESS WE EXTEND THE OFFER

Meru Networks, Inc., a Delaware corporation, referred to as “Meru,” the “Company,” “we,” “us,” or “our,” is offering (the “Offer”) eligible employees holding outstanding options to purchase shares of our common stock with an exercise price greater than $2.00 per share, which do not vest upon the achievement of certain performance criteria (the “Eligible Options”) the opportunity to exchange those Eligible Options for new options to purchase shares of our common stock (“New Options”) upon the terms and subject to the conditions set forth in this offering memorandum (the “Option Exchange Program”). Our Chief Executive Officer, Dr. Bami Bastani, and the non-employee members of our Board of Directors are not eligible to participate in the Offer. Our remaining employees are eligible to participate in the Offer, if they hold Eligible Options, reside in the United States, Canada, India or the United Kingdom and are an active employee during the entire period from and including July 26, 2012 (the date the Offer commences) through the expiration date of the Offer (the “Expiration Date”), which we expect will be August 22, 2012 at 9:00 p.m., Pacific Time, unless we extend the Offer.

Eligible Options that may be exchanged pursuant to this Offer were granted under our 2002 Stock Incentive Plan or 2010 Stock Incentive Plan (the “2010 Plan”).  New Options will be granted under the 2010 Plan upon the terms and subject to the conditions set forth in the 2010 Plan and a new option agreement between us and you. We will grant New Options on the first trading day after the Expiration Date of the Offer (the “Replacement Grant Date”). If the Expiration Date of the Offer is extended, the Replacement Grant Date will be similarly delayed.

Eligible employees who participate in the Offer will receive one New Option for every one Eligible Option surrendered for cancellation and exchange, unless the employee is an “Eligible Officer” listed on Schedule A of this offering memorandum.  If you are an Eligible Officer of the Company, you will receive a lesser number of New Options, depending on the exercise price of the Eligible Options that you elect to exchange.

In addition:

•                                          The exercise price of the New Options will equal the closing sale price of our common stock as reported on The NASDAQ Global Market on the Replacement Grant Date.

•                                          The New Options will be nonqualified stock options for U.S. tax purposes (even if the Eligible Options you tendered were incentive stock options);

•                                          The New Options will vest over four years with 25% of the New Options vesting on the one-year anniversary of the Replacement Grant Date and the remainder vesting in 36 equal monthly installments thereafter;

•                                          The New Options will be exercisable as they vest; and

•                                          The New Options will have a new ten-year term.

You may elect to exchange any one or more of your Eligible Option grants or none at all. If you elect to exchange Eligible Options received pursuant to a particular grant, you must exchange all outstanding Eligible Options received pursuant to that grant.  In other words, Eligible Options must be tendered on a grant-by-grant basis. You may not tender less than all of the outstanding Eligible Options subject to a particular grant.

Participation in the Offer is voluntary and you are not required to accept this Offer. Your election to participate in the Offer does not in any way change your status or rights as an employee. If you are employed in the United States, your employment remains at-will. If you are employed outside the United States, participation in the Option Exchange Program does not create a right to further employment or change our ability to terminate the employment relationship (if any) at any time.

The Offer is not conditioned upon a minimum number of Eligible Options being tendered for exchange. However, consummation of the Offer and the grant of New Options is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of the Offer”) of this offering memorandum.

Shares of our common stock are traded on The NASDAQ Global Market under the symbol “MERU.” On July 23, 2012, the last sale price of our common stock as reported on The NASDAQ Global Market was $1.72 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

See “Risks of Participating in the Offer,” for a discussion of risks that you should consider before participating in the Offer.

IMPORTANT

If you choose to participate in the Offer, you must properly complete and submit your election to us through our secure offer website at https://merunetworks.equitybenefits.com (the “Offer Website”) on or before the Expiration Date, which we expect will be August 22, 2012 at 9:00 p.m., Pacific Time, unless we extend the Offer. If we do not receive your election by the Expiration Date, you will be deemed to have rejected the Offer.  If you are not able to submit your election electronically via the Offer Website as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your election, you must complete and sign a paper election form for all of the Eligible Options you wish to tender and email your election form to optionexchange@merunetworks.com or send the election form by registered mail or courier to Meru Networks, Inc., Attn: Rosie Strehlow, Option Exchange Administration, 894 Ross Drive, Sunnyvale, CA 94089. If you send your forms by registered mail or courier, you are responsible for keeping your evidence of the date and time of mailing or shipment. Please contact optionexchange@merunetworks.com to obtain a paper election form. Your paper election must likewise be received by us before the Expiration Date or you will be deemed to have rejected the Offer.  Elections not received by us by the Expiration Date, even if sent prior to such time, will be disregarded. Accordingly, please allow extra time for delivery when sending your paper election form(s) by registered mail or courier. If you choose to not participate in the Offer, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.

You should direct questions about the Option Exchange Program or requests for assistance (including requests for additional copies of any documents relating to this Offer) to Option Exchange Administration by email to optionexchange@merunetworks.com or by logging on to the Offer Website.

Although the Compensation Committee of our Board of Directors has approved the Option Exchange Program, neither we, the Compensation Committee nor the Board of Directors makes any recommendation as to whether you should exchange or refrain from exchanging your Eligible Options.  You must make your own decision whether to exchange your Eligible Options.

THIS OFFERING MEMORANDUM HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS OFFER OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR ELIGIBLE OPTIONS PURSUANT TO THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS

Summary Term Sheet:		1

General Questions about the Offer		1
Specific Questions about the Eligible Options		8
Specific Questions about the New Options		9

Risks of Participating in the Offer		11

The Offer

1.	Eligibility; Expiration Date	13
2.	Purpose of the Offer	15
3.	Procedures for Participating in the Offer	15
4.	Withdrawal Rights	17
5.	Acceptance of Eligible Options for Exchange and Issuance of New Options	18
6.	Conditions of the Offer	18
7.	Price Range of Common Stock Underlying the Options	20
8.	Source and Amount of Consideration; Terms of New Options	21
9.	Information Concerning Meru	22
10.	Interests of Directors and Executive Officers; Transactions or Arrangements Concerning Eligible Options; Agreements Involving Meru’s Securities	25
11.	Status of Options Acquired By Us in the Offer; Accounting Consequences of the Offer	27
12.	Legal Matters; Regulatory Approvals	27
13.	Material Tax Consequences for U.S. Employees	28
14.	Material Tax Consequences for Employees Outside the U.S.	30
15.	Extension of the Offer; Termination; Amendment	30
16.	Fees and Expenses	31
17.	Additional Information	31
18.	Miscellaneous	32

SCHEDULE A List of Eligible Officers		A-1
SCHEDULE B Guide to Tax Issues & Legal Issues in Canada		B-1
SCHEDULE C Guide to Tax Issues & Legal Issues in India		C-1
SCHEDULE D Guide to Tax Issues & Legal Issues in the United Kingdom		D-1

SUMMARY TERM SHEET

This Summary Term Sheet answers some of the questions that you may have about the Offer. It is only a summary and is not complete.  We encourage you to carefully read the remainder of this document and the Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission for additional details not addressed in this summary.

GENERAL QUESTIONS ABOUT THE OFFER

1.                                      WHAT IS THE OFFER?

We are offering (for compensatory purposes) eligible employees the opportunity to tender some or all of their outstanding options to purchase shares of our common stock having an exercise price greater than $2.00 per share, and which do not vest upon the achievement of certain performance criteria, in exchange for new options to be granted under our 2010 Plan (as defined below) upon the terms and subject to the conditions described in this offering memorandum.

Glossary of Terms Used in this Offering Memorandum

The following are some terms that are frequently used in this offering memorandum:

Cancellation Date refers to the date that Eligible Options tendered to us and accepted by us for exchange will be cancelled.  We intend to cancel the Eligible Options accepted by us in the Option Exchange Program on the Expiration Date of the Offer.  If the Expiration Date is extended, then the Cancellation Date will be similarly delayed.

Commencement Date refers to the day the Offer opens, i.e., July 26, 2012.

Eligible Employee refers to any active employee of Meru (other than our Chief Executive Officer) who resides in the United States, Canada, India or the United Kingdom (as determined by us in our sole discretion) and is continuously employed by us from the Commencement Date through the Expiration Date of the Offer.

Eligible Officer refers to the Eligible Employees listed on Schedule A of this offering memorandum.

Eligible Options refers to options to purchase shares of our common stock with an exercise price greater than $2.00 per share that were granted under our 2002 Stock Incentive Plan or 2010 Stock Incentive Plan (the “2010 Plan”) (collectively, the “Plans”) prior to the Commencement Date of the Offer and remain outstanding and unexercised as of the Expiration Date. Any option that vests upon the achievement of certain performance criteria is not eligible for exchange in the Offer.

Expiration Date refers to the date and time that this Offer expires.  We expect the Expiration Date will be August 22, 2012 at 9:00 p.m., Pacific Time. However, we may, in our discretion, extend the Offer, in which case the term “Expiration Date” will refer to the date and time that the extended Offer expires.

New Options refers to the options that will be granted in exchange for the Eligible Options tendered pursuant to this Offer. New Options will be granted under the 2010 Plan upon the terms and subject to the conditions set forth in the 2010 Plan and a new option agreement between us and you. The exercise price of the New Options will equal the closing sale price of our common stock as reported on The NASDAQ Global Market on the Replacement Grant Date. In addition, the New Options will: (1) be nonqualified stock options for U.S. tax purposes (even if the Eligible Options you tendered were incentive stock options); (2) vest over four years with 25% vesting on the one-year anniversary of the Replacement Grant Date and the remainder vesting in 36 equal monthly installments thereafter; (3) be exercisable as they vest; and (4) have a new ten-year term.

Offer Website refers to the secure website at https://merunetworks.equitybenefits.com that contains resources on the Option Exchange Program and that Eligible Employees should use to submit elections to exchange Eligible Options or to withdraw Eligible Options tendered from the Offer.

Option refers to an option to purchase one share of our common stock.

Option grant refers to a grant of one or more options.

Option Exchange Program refers to the exchange of Eligible Options for New Options upon the terms and subject to the conditions set forth in this offering memorandum and the offering materials available on the Offer Website.

Replacement Grant Date refers to the date that the New Options will be granted. We expect the Replacement Grant Date will be the first trading day after the Expiration Date of the Offer, or August 23, 2012. If the Expiration Date is extended, then the Replacement Grant Date will be similarly delayed.

Q2.                            WHY IS MERU IMPLEMENTING THE OFFER?

We are implementing this Offer because almost all of our employees have stock options that are significantly “underwater,” i.e., stock options with an exercise price that is significantly higher than the current market price of our common stock.  We believe that these underwater options are no longer as effective in serving their original compensatory purpose to retain and motivate our employees.

The Option Exchange Program gives our employees the chance to exchange Eligible Options for New Options with a lower exercise price.  Over time, the New Options may have a greater potential to increase in value and we believe this will create better incentives for our employees to remain with us and contribute to achieving our business objectives and ultimately building stockholder value.

Achievement of these goals cannot be guaranteed in light of the risks associated with a volatile and unpredictable stock market and other factors beyond our control.

Q3.                            WHO IS ELIGIBLE TO PARTICIPATE?

Any active employee of Meru (other than our Chief Executive Officer) who holds Eligible Options, resides in the United States, Canada, India or the United Kingdom (as determined by us in our sole discretion) and is continuously employed by us during the period beginning July 26, 2012 and ending at 9:00 p.m., Pacific Time, on August 22, 2012 (or a later date if we extend the Offer), is eligible to participate in the Offer. Eligible Employees must be employed by us on the Expiration Date of the Offer to receive New Options. Our Chief Executive Officer, Dr. Bami Bastani, and the non-employee members of our Board of Directors are not eligible to participate in the Offer.

Option holders residing in the following countries are not eligible to participate in the Offer: Denmark, France, Germany, Italy, Japan, Korea, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Turkey and the United Arab Emirates as we have determined that the Offer would not achieve its compensatory purposes in these jurisdictions. We are evaluating the incentives provided to employees in each of these jurisdictions against competitive conditions in each jurisdiction to determine whether it would be consistent with our compensatory goals to offer them a different form of incentive in lieu of participation in the Option Exchange Program.

Q4.                            HOW DOES THE OPTION EXCHANGE PROGRAM WORK?

Each Eligible Option you decide to tender in the Offer will be exchanged for a New Option to purchase an equal number of shares, unless you are an Eligible Officer of the Company.  If you are an Eligible Officer of the Company, you will receive a lesser number of New Options, depending on the exercise price of the Eligible Options that you tender for exchange, as explained in more detail below.

Exchange Ratio for Eligible Employees (Other than Eligible Officers)

Exercise Price	Exchange Ratio (New Options / Eligible Options)
$2.01 or greater	1-for-1

Exchange Ratios for Eligible Officers

Exercise Price	Exchange Ratio (New Options / Eligible Options)
$2.01 – $4.61	1-for-1.4
4.62 – 7.00	1-for-1.9
7.01 – 12.00	1-for-2.9
12.01 or greater	1-for-6.5

If an Eligible Officer tenders an Eligible Option grant that is not evenly divisible by the applicable exchange ratio, the Eligible Officer will forfeit any resulting fractional option.  For example, if an Eligible Officer tenders a grant for 10,000 Eligible Options with an exercise price of $7.00 per share, such officer will receive a grant for 5,263 New Options and the resulting 0.16 fractional option will be cancelled and no consideration will be paid for the cancellation of that fractional option.

If you elect to exchange any Eligible Options received pursuant to a particular option grant, you must elect to exchange all Eligible Options outstanding under that grant (i.e., you must make elections to participate on a grant-by-grant basis). For example, assume you have received three separate option grants, all of which are eligible for exchange in the Offer.  In the first grant, you received 1,000 options, 700 of which have been exercised and 300 of which remain outstanding.  In the second grant you received 1,500 options, all of which are outstanding, and in the third grant you received 3,000 options, 1,000 of which have been exercised and 2,000 of which remain outstanding.  You may elect to exchange all of the outstanding Eligible Options remaining under one, two or all three of the grants (i.e., 300 options, 1,500 options and/or 2,000 options) or none at all.  However, you may not elect to exchange less than 300 options under the first grant, 1,500 options under the second grant and 2,000 options under the third grant.

New Options will be granted in exchange on a grant-by-grant basis.  For example, if you elect to exchange two of the three Eligible Option grants from the prior example, one for 300 options and another for 1,500 options, you will be entitled to receive one New Option grant for 300 options and a second New Option grant for 1,500 options on the Replacement Grant Date.

Each New Option grant will be made under the 2010 Plan upon the terms and subject to the conditions set forth in the 2010 Plan and a new option agreement between us and you. The exercise price for each New Option grant will equal the closing sale price of our common stock as reported on The NASDAQ Global Market on the first trading day after the Cancellation Date (i.e., the Replacement Grant Date). If the Offer is extended and the Cancellation Date is delayed, the Replacement Grant Date will be similarly delayed.

Each New Option will be a nonqualified stock option for U.S. tax purposes, vest over four years with 25% vesting on the one-year anniversary of the Replacement Grant Date and the remainder vesting in 36 equal monthly installments thereafter, be exercisable as it vests, and have a new ten-year term.

Q5.                            HOW DO I PARTICIPATE IN THE OFFER?

If you are an Eligible Employee, you will receive an email announcing the Offer on the Commencement Date of the Offer directing you to the Offer Website. If you decide to participate in the Offer, you must access the Offer Website and click on the “Make/Change My Election” link. You will be directed to your electronic election form that contains the following personalized information with respect to each of your Eligible Option grants:

•      the grant number;

•                  (for U.S. employees) whether the Eligible Options are incentive stock options (“ISO”) or nonqualified stock options (“NQ”);

•                  the grant date;

•                  the exercise price per share;

•                  the number of Eligible Options outstanding;

•                  the number of Eligible Options vested; and

•                  the election alternatives available to you.

You will need to make a “Yes” or “No” election next to each of your Eligible Option grants to indicate your choice of whether to exchange your Eligible Option grant in accordance with the terms of this Offer or retain your Eligible Option grant under its current terms. After completing the electronic election form, you will have the opportunity to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections you will proceed to an acknowledgment page. Only after you agree to the acknowledgment will you be directed to the Print Confirmation page. Please print and keep a copy of the Print Confirmation page for your records. At this point, you will have completed the election process.

If you are not able to submit your election electronically via the Offer Website as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your election, you must complete and sign a paper election form for all of the Eligible Options you wish to tender and email the election form to optionexchange@merunetworks.com or send the election form by registered mail or courier to Meru Networks, Inc., Attn: Rosie Strehlow, Option Exchange Administration, 894 Ross Drive, Sunnyvale, CA 94089. If you send your forms by registered mail or courier, you are responsible for keeping your evidence of the date and time of mailing or shipment. Please contact Option Exchange Administration at optionexchange@merunetworks.com to obtain a paper election form.

Participation in the Offer is voluntary. If you want to participate, you must properly complete and submit an election to exchange one or more of your Eligible Options for New Options on the Offer Website (or by paper election form in the manner described above) no later than 9:00 p.m., Pacific Time, on August 22, 2012, or a later date if we extend the Offer.  If you choose to not participate in the Offer, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.

You have the right to withdraw any Eligible Options that you have elected to exchange at any time before the Expiration Date.  See Question 11 for a more detailed discussion of your withdrawal rights.

If you submit your election or withdrawal on a paper form, it must be received by us before the Expiration Date or you will be deemed to have rejected the Offer.  Elections and withdrawals not received by us by the Expiration Date, even if sent prior to such time, will be disregarded. Accordingly, please allow extra time for delivery when sending your paper form(s).

The delivery of paper forms is at your risk. Only elections that are complete and actually received by us before the Expiration Date will be accepted. If your election is received by email, registered mail or courier, we intend to confirm receipt of the election by email within three U.S. business days. If you have not received an email confirmation, it is your responsibility to confirm that we have received your election by sending an email to optionexchange@merunetworks.com. Elections submitted by any other means, including fax, hand delivery, interoffice or non-registered (regular) mail are not permitted.

We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those Eligible Options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all such Eligible Options promptly after the Expiration Date.

Q6.                            WHAT IS THE EXPECTED TIMELINE FOR THE OFFER?

We currently expect the timeline of the Offer to be:

July 26, 2012	Commencement Date of the Offer

August 22, 2012 at 9:00 p.m., Pacific Time	Expiration Date of the Offer

August 22, 2012 after 9:00 p.m., Pacific Time	Cancellation Date of the Eligible Options

August 23, 2012	Replacement Grant Date of the New Options

If we extend the Offer and the Expiration Date is delayed, the Cancellation Date and the Replacement Grant Date will be similarly delayed.

Q7.                            DOES THE OFFER EXTEND TO ALL OF MERU’S OUTSTANDING OPTIONS?

No.  The Offer only extends to outstanding options granted under the Plans and held by Eligible Employees that have an exercise price greater than $2.00 per share. Any option that vests upon the achievement of certain performance criteria is not eligible for exchange in the Offer.

Q8.                            CAN MERU GRANT EMPLOYEES ADDITIONAL OPTIONS INSTEAD OF HOLDING AN OPTION EXCHANGE PROGRAM?

No.  The Compensation Committee of our Board of Directors determined that it would not have been possible to grant additional equity awards at levels adequate to incentivize and retain employees with significantly underwater stock options due to the increase in our “overhang” (i.e., outstanding equity awards plus equity awards available for grant divided by the total number of shares of our common stock outstanding) and the increased potential share dilution from the exercise of such awards that would have resulted. In addition, granting new stock options without cancelling any previously granted stock options would have increased the amount of our compensation expense beyond what we expect to incur in connection with the Option Exchange Program. Each of these consequences could have adversely affected our business, operating results and negatively impacted our stock price.

Q9.                            WHAT IS THE DEADLINE TO PARTICIPATE IN THE OFFER?

The deadline to participate in the Offer is 9:00 p.m., Pacific Time, on August 22, 2012, unless we extend the Offer. To participate, you must properly complete and submit an election to exchange one or more of your Eligible Options before the deadline through our Offer Website (or properly complete and submit a paper election form in the manner described in the answer to Question 5). We may, in our discretion, extend the deadline to participate in the Offer at any time, but we cannot assure you that the Offer will be extended.  If we decide to extend the deadline to elect to participate in the Offer, we will announce the extension no later than 6:00 a.m., Pacific Time, on the first business day following the previously scheduled Expiration Date. If we do extend the deadline, you must properly submit an election before the extended Expiration Date and time.

Q10.                     WHAT WILL HAPPEN IF I DO NOT ELECT TO EXCHANGE MY ELIGIBLE OPTIONS BY THE DEADLINE?

If you do not elect to exchange your Eligible Options through the Offer Website (or properly complete and submit a paper election form in the manner described in the answer to Question 5) by the Expiration Date, then you will not participate in the Offer, and all Eligible Options you currently hold will remain unchanged with their original exercise price and original terms.

Q11.                     DURING WHAT PERIOD OF TIME MAY I WITHDRAW A PREVIOUS ELECTION TO PARTICIPATE IN THE OFFER?

You may withdraw your election to participate in the Offer at any time before 9:00 p.m., Pacific Time, on August 22, 2012, unless we extend the Offer, in which case you may withdraw your Eligible Options elected for exchange at any time until the expiration of the extended Offer. To withdraw an election to exchange Eligible Options, you must properly complete and submit a new election form in which you do not elect to exchange the Eligible Options that you wish to withdraw prior to 9:00 p.m., Pacific Time, on August 22, 2012 through our Offer Website (or by properly completing and submitting a paper election form withdrawing the Eligible Options you wish to withdraw in the manner described in the answer to Question 5). Once you have withdrawn your election to tender one or more Eligible Options, you may re-elect to exchange such Eligible Options again only by following the election procedure described in the answer to Question 5.

Q12.                     WHAT ARE THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER?

For U.S. Employees:  If you exchange an Eligible Option for a New Option under the Offer, you will not be required under current tax laws to recognize income for U.S. federal income tax purposes at the time of the exchange or on the Replacement Grant Date. With regard to the New Options, the tax aspects of such options will be the same as any other nonqualified stock option.

Please see Section 13, “Material Tax Consequences for U.S. Employees” for more information.

For Employees Outside the U.S.: Please see Section 14 “Material Tax Consequences for Employees Outside the U.S.” for more information regarding the tax treatment of the Offer in your country.

Regardless of whether you reside inside or outside the U.S., we recommend that you consult your own tax advisor with respect to the federal, state and local or foreign tax consequences of participating in the Offer.

Q13.                     HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE IN THE OFFER?

The decision to participate in the Offer is each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of the overall market and companies in our sector, and the performance of our own business and stock price.  We strongly urge you to consult with your financial, legal and/or tax advisors for advice on the implications of participating, before deciding whether to participate in the Offer. In addition, you should read the sections of this document discussing the tax consequences of participating in the Offer.

Q14.                     WHAT DO THE COMPANY AND BOARD OF DIRECTORS THINK OF THE OFFER?

Although the Compensation Committee of the Board of Directors has approved the Offer, neither we nor the Compensation Committee of our Board of Directors, nor our Board of Directors makes any recommendation as to whether you should participate in the Offer.  You must make your own decision whether to elect to exchange your Eligible Options.

Q15.                     WHAT HAPPENS IF MY EMPLOYMENT ENDS BEFORE THE OFFER EXPIRES?

If you participate in the Offer and your employment ends before the Offer expires (which is expected to occur at 9:00 p.m., Pacific Time, on August 22, 2012), your participation in the Offer will be canceled and you will not be able to exchange your Eligible Options.

For example, if you elect to participate in the Offer on July 31, 2012 and your employment at Meru ends on August 21, 2012, you will no longer be eligible to participate in the Offer and your Eligible Options will remain subject to their existing terms and conditions. In that case, generally you may exercise your existing stock options for three months after your termination date to the extent they are vested and in accordance with their terms.

Q16.                     WHAT HAPPENS IF MY EMPLOYMENT ENDS AFTER THE OFFER EXPIRES?

If your employment ends after the Offer expires (other than because of your disability or death), any New Options will not continue to vest and any unvested portion will be canceled as of the date of termination (excluding any notice period that may be required under applicable law). Any vested and unexercised portion of the New Options will generally be exercisable for three months after termination (or twelve months if your termination was on account of your disability or death), as is the case today.

You should not view this Offer or our acceptance of your election to voluntarily participate in the Offer as a promise by us to continue your employment.

SPECIFIC QUESTIONS ABOUT THE ELIGIBLE OPTIONS

Q17.                     HOW DO I FIND OUT HOW MANY ELIGIBLE OPTIONS I HAVE AND WHAT THEIR EXERCISE PRICES ARE?

You can, at any time, confirm the number of Eligible Options that you have, their grant dates, exercise prices, and the number of shares of common stock vested and outstanding under the Eligible Options through the Offer Website.  For all other individual stock option information, including information about stock options that you hold that are not eligible for the Option Exchange Program, you may access your Merrill Lynch account at www.benefits.ml.com using your log on credentials.

Q18.                     WHICH OPTIONS CAN BE TENDERED FOR EXCHANGE?

Only options with an exercise price greater than $2.00 per share that are outstanding and unexercised on the Commencement Date of the Offer and remain outstanding and unexercised on the Expiration Date of the Offer may be tendered for exchange in the Option Exchange Program. Any option that vests upon the achievement of certain performance criteria is not eligible for exchange in the Offer.

Q19.                     CAN I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

No.  The Offer only pertains to outstanding Eligible Options and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an Eligible Option grant in its entirety, that option grant is no longer outstanding and may not be tendered for exchange in the Option Exchange Program. However, if you have partially exercised an Eligible Option grant, the remaining outstanding and unexercised portion of the Eligible Option grant may be tendered for exchange. For example, if you hold an option to purchase 1,000 shares of our common stock at an exercise price of $5.00 per share and exercise the option to purchase 500 shares during the offering period, the portion that you exercised will not be eligible for exchange while the portion that remains unexercised will be eligible for exchange.

Q20.                     CAN I ELECT TO EXCHANGE AN ELIGIBLE OPTION GRANT ONLY AS TO CERTAIN SHARES?

No.  If you elect to exchange an Eligible Option grant, you must elect to exchange the entire unexercised portion of the option grant. You may not elect to exchange only part of an Eligible Option grant.  For example, if you have a grant for 1,000 Eligible Options outstanding, you must elect to exchange all 1,000 Eligible Options. You may not exchange 500 of the 1,000 Eligible Options and retain 500 Eligible Options.  Likewise, if an option grant is partially vested and partially unvested, you cannot elect to exchange only the unvested portion.

Q21.                     IF I CHOOSE TO PARTICIPATE IN THE OFFER, WHAT WILL HAPPEN TO THE ELIGIBLE OPTIONS THAT I TENDER FOR EXCHANGE?

If you properly complete and submit an election to exchange one or more of your Eligible Options through the Offer Website (or properly complete and submit a paper election in the manner described in the answer to Question 5) by the Expiration Date, we will cancel all of your outstanding Eligible Options that you have elected to exchange.

Q22.                     WILL THE ELIGIBLE OPTIONS EXCHANGED BE RETURNED TO THE POOL OF SHARES AVAILABLE FOR FUTURE GRANT UNDER THE PLANS?

Yes.  The shares of common stock subject to those Eligible Options exchanged in the Option Exchange Program will be returned to the pool of shares available for future awards under the 2010 Plan.

Q23.                     WHEN WILL THE ELIGIBLE OPTIONS THAT I ELECT TO EXCHANGE BE REMOVED FROM MY MERRILL LYNCH ACCOUNT?

After you submit your election online through the Offer Website, the Eligible Options that you have elected to exchange will continue to appear in your Merrill Lynch account until the Cancellation Date of the Offer.  We expect cancellations to be reflected online at www.benefits.ml.com within two business days of the Cancellation Date.

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

Q24.                     WHAT WILL BE THE SHARE AMOUNTS OF THE NEW OPTIONS?

Each Eligible Option grant you tender for exchange in the Option Exchange Program will be exchanged for a New Option grant to purchase an equal number of shares unless you are an Eligible Officer of the Company.  If you are an Eligible Officer, you will receive a lesser number of New Options, depending on the exercise price of the Eligible Options that you elect to exchange as set forth in the table below.

Exchange Ratio for Eligible Employees (Other than Eligible Officers)

Exercise Price	Exchange Ratio (New Options / Eligible Options)
$2.01 or greater	1-for-1

Exchange Ratios for Eligible Officers

Exercise Price	Exchange Ratio (New Options / Eligible Options)
$2.01 – $4.61	1-for-1.4
4.62 – 7.00	1-for-1.9
7.01 – 12.00	1-for-2.9
12.01 or greater	1-for-6.5

Q25.                     (ELIGIBLE OFFICERS ONLY) HOW WERE THE EXCHANGE RATIOS DETERMINED?

In determining the exchange ratios for our Eligible Officers, we considered the fair value of the Eligible Options to be exchanged and a hypothetical fair value of the New Options to be issued as of the time we set the exchange ratios based on certain assumptions about the New Options, in each case using the Black-Scholes valuation model (a model for calculating the value of derivative securities). We compared these fair values and selected exchange ratios that balanced our desire to provide incentives to Eligible Officers in the Option Exchange Program while also reducing the accounting costs to us of offering such incentives.

Q26.                     WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

The exercise price of the New Options will equal the closing sale price of our common stock as reported on The NASDAQ Global Market on the Replacement Grant Date.

Q27.                     WHAT WILL BE THE VESTING SCHEDULE OF THE NEW OPTIONS?

The New Options will vest over four years with 25% vesting on the one-year anniversary of the Replacement Grant Date and the remainder vesting monthly in equal amounts for three years.  For example, if the Replacement Grant Date is August 23, 2012 and you are granted New Options to purchase 1,000 shares of our common stock, then 250 shares would vest on August 23, 2013 and 1/36th of the remaining shares would vest on the 23rd of each month thereafter until underlying shares are fully vested.

Q28.                     WHAT WILL BE THE TERMS AND CONDITIONS OF THE NEW OPTIONS?

New Options will be granted under the 2010 Plan upon the terms and subject to the conditions set forth in the 2010 Plan and a new option agreement between us and you.  In addition, (1) the exercise price of the New Options will equal the closing sale price of our common stock as reported on The NASDAQ Global Market on the Replacement Grant Date; (2) the New Options will be nonqualified stock options for U.S. tax purposes (even if the Eligible Options you tendered were incentive stock options); (3) the New Options will vest over four years with 25% of the New Options vesting on the one-year anniversary of the Replacement Grant Date and the remainder vesting in 36 equal monthly installments thereafter; (4) the New Options will become exercisable as they vest; and (5) the New Options will have a new ten-year term.  The remaining terms and conditions of the New Options will be substantially similar to those of the Eligible Options tendered in the Offer.

Q29.                     IF THE ELIGIBLE OPTIONS THAT I TENDER ARE EARLY EXERCISABLE, WILL MY NEW OPTION BE EARLY EXERCISABLE?

No. If you tender Eligible Options that are early exercisable, those Eligible Options will be canceled upon our acceptance of those options for exchange on the Cancellation Date and the New Options granted in exchange will only become exercisable as they vest.

Q30.                     (U.S. EMPLOYEES ONLY) IF THE ELIGIBLE OPTIONS THAT I TENDER ARE INCENTIVE STOCK OPTIONS WILL MY NEW OPTION BE AN INCENTIVE STOCK OPTION?

No. If you are a U.S. employee and you tender Eligible Options that are incentive stock options, the New Options granted in exchange will be nonqualified stock options.

Q31.                     (U.S. EMPLOYEES ONLY) I HAVE AN ELIGIBLE OPTION THAT IS SPLIT BETWEEN INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS BECAUSE MY ORIGINAL GRANT EXCEEDED THE $100,000 LIMIT ON INCENTIVE STOCK OPTIONS. CAN I CANCEL ONE PART OF THIS OPTION BUT NOT THE OTHER?

No.  You cannot cancel one part of an option grant that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option grant. It cannot be separated for purposes of the Option Exchange Program.

Q32.                     WHEN WILL MERU GRANT THE NEW OPTIONS?

We will grant all New Options on the Replacement Grant Date (i.e., the first trading day following the Expiration Date of the Offer and the acceptance and cancellation by us of the Eligible Options). For example, if the Offer expires on August 22, 2012, then we will accept for cancellation and cancel the Eligible Options tendered for exchange on August 22, 2012 and the Replacement Grant Date for the New Options will be August 23, 2012.

Q33.                     WHEN WILL I SEE THE NEW OPTIONS IN MY MERRILL LYNCH ACCOUNT?

You may view your current Meru stock options on Merrill Lynch’s Website at www.benefits.ml.com using your log on credentials. Your New Option(s) will appear in your account within approximately five business days of the Replacement Grant Date.

RISKS OF PARTICIPATING IN THE OFFER

Participation in the Offer involves a number of potential risks and uncertainties, including the material risks described below.  You should carefully read and consider the risks set forth in this section and in the documents incorporated by reference in this document.  We strongly urge you to consult with your financial, legal and/or tax advisors for advice on the implications of participating, before deciding whether to participate in the Offer. In addition, you should read the sections of this document discussing the tax consequences of participating in the Offer.

Risks Related to the Offer

Your New Options will not be vested on the Replacement Grant Date, which means you may be vested in fewer options at the time your employment with us ends than if you had not participated in the Offer.

If you elect to participate in the Offer, the vesting of each New Option grant issued to you will be subject to a four-year vesting schedule. To be fully vested in the New Options, you will need to continue working for us for four years after the Replacement Grant Date. If your employment terminates for any reason between the Replacement Grant Date and the fourth anniversary of the Replacement Grant Date, you will forfeit the unvested portion of the New Options, even if the Eligible Option grant that was surrendered in exchange had been fully vested.

You should carefully consider the relative benefit to you of the vesting your Eligible Options have already accrued, compared to the benefit of a lower-priced option with a longer vesting period. If our stock price increases in the future to a value above the exercise price of an Eligible Option grant you surrender, you could conclude that it would have been preferable to have retained the Eligible Option grant with its higher price and greater amount of accrued vesting rather than have tendered it for the lower-priced New Option grant with re-started vesting.

Nothing in this Offer should be construed to confer upon you the right to remain an employee of Meru. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the expiration of the Offer or thereafter.

If you are an Eligible Officer, your cancelled Eligible Options may be worth more than the New Options that you receive in exchange for them.

Because the exchange ratio is not one-for-one with respect to the Eligible Options surrendered by our Eligible Officers, it is possible that, at some point in the future, due to increases in our stock price, those Eligible Options would have been economically more valuable than the New Options granted pursuant to this Offer.

For example, if an Eligible Officer elects to exchange 10,000 Eligible Options with an exercise price of $20.00, that officer would receive 1,538 New Options. Assume, for illustrative purposes only, that the exercise price of the New Options is $2.00 per share and four (4) years after the Replacement Grant Date the price of our common stock has increased to $25.00 per share. Under this example, if the Eligible Officer had kept the Eligible Options and sold them at $25.00 per share, the Eligible Officer would have realized a pre-tax gain of $50,000, but if the Eligible Officer exchanged the Eligible Options in the Option Exchange Program, and sold the shares subject to the New Options, the Eligible Officer would only realize a pre-tax gain of $35,374.

Your New Options may not increase in value.

The exercise price per share of any New Options granted to you in the Option Exchange Program will be equal to the closing sale price of our common stock on The NASDAQ Global Market on the Replacement Grant Date.  Considering the risks associated with the volatile and unpredictable nature of the stock market, and our industry in particular, there is no guarantee that the closing sale price of our common stock on the Replacement Grant Date will be less than or equal to the exercise price of your Eligible Options, or that, subsequent to the expiration of this Offer, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options.

There may be tax and social insurance consequences for participating in this Offer.

Eligible Employees who are considering exchanging their Eligible Options should meet with their own tax advisors with respect to the local, state, federal, and foreign tax consequences of participating in this Offer. See Section 13, “Material Tax Consequences for U.S. Employees” and Section 14, “Material Tax Consequences for Employees Outside the U.S.,” for more information about the tax and social impacts of this Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, or if you are subject to the tax laws of more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should consult your own tax advisors to discuss these consequences.

Risks Related to Our Business

Our business is subject to many risks and uncertainties, which may affect our future financial performance. These risks include, among others:

•                                          We expect to incur operating losses throughout 2012 that, absent additional financing, would result in lower cash balances on hand by the end of 2012;

•                                          Our future capital needs are uncertain and we may need to raise additional funds in the future, and if we require additional funds in the future, such funds may not be available on acceptable terms, or at all;

•                                          We have a limited operating history, which makes it difficult to predict our future operating results;

•                                          We have incurred significant losses since inception, and could continue to incur losses in the future;

•                                          Fluctuations in our revenues and operating results could cause the market price of our common stock to decline;

•                                          We compete in a rapidly evolving market, and the failure to respond quickly and effectively to changing market requirements could cause our business and operating results to decline;

•                                          We must increase market awareness of our brand and our solution and develop and expand our sales channels, and if we are unsuccessful, our business, financial condition and operating results could be adversely affected;

•                                          We compete in highly competitive markets, and competitive pressures from existing and new companies may harm our business and operating results;

•                                          If we are unable to hire, integrate and retain qualified personnel, our business will suffer;

•                                          Our strategy to rapidly increase our investments in sales and marketing programs and personnel may not generate the revenue increases anticipated or such revenue increases may only be realized over a longer period than currently expected;

•                                          Claims by others that we infringe their proprietary technology could harm our business;

•                                          If we are unable to protect our intellectual property rights, our competitive position could be harmed or we could be required to incur significant expenses to enforce our rights; and

•                                          If the demand for wireless networks does not continue to develop as we anticipate, demand for our virtualized wireless LAN solution may not grow as we expect.

You should carefully review the risk factors set forth under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the U.S. Securities and Exchange Commission (the “SEC”), which are both incorporated by reference into this offering memorandum, before making a decision on whether or not to tender your Eligible Options.

THE OFFER

1.                                      ELIGIBILITY; EXPIRATION DATE.

Upon the terms and subject to the conditions of this Offer, we will grant New Options under the 2010 Plan in exchange for Eligible Options that are properly tendered for exchange and not validly withdrawn in accordance with Section 4 (“Withdrawal Rights”) before the Expiration Date.

The term “Expiration Date” means 9:00 p.m., Pacific Time, on August 22, 2012, unless and until we, in our discretion, have extended the period of time during which you may elect to participate in this Offer, in which event the term “Expiration Date” refers to the latest time and date on which your right to participate, as so extended, expires. See Section 15 (“Extension of the Offer; Termination; Amendment”) for a description of our rights to extend, delay, terminate and amend the Expiration Date.

An employee will be eligible to participate in this Offer, provided that during the entire offering period, which runs from and includes the Commencement Date through the Expiration Date, he or she is an active employee of Meru, resides in the United States, Canada, India or the United Kingdom (as determined by us in our sole discretion) and holds Eligible Options (each, an “Eligible Employee”).  Even if you are an Eligible Employee when the Offer commences, you will not be eligible to exchange Eligible Options for New Options unless you continue to meet all of the conditions of an Eligible Employee throughout the entire offering period including on the Expiration Date. Our Chief Executive Officer and the non-employee members of our Board of Directors are not eligible to participate in the Offer.

If you are an Eligible Employee (and not an Eligible Officer) and you elect to participate in this Offer, you will be entitled to receive a New Option grant to purchase an equal number of shares of our common stock for each Eligible Option grant properly tendered by you and accepted for exchange by us.  If you are an Eligible Officer of the Company, you will receive a lesser number of New Options, depending on the exercise price of the Eligible Option grants that you exchange, as set forth in more detail in the table below.  A list of our Eligible Officers is set forth on Schedule A to this offering memorandum.  All grants of New Options will be subject to adjustments for any stock splits, stock dividends and similar events. Each New Option will be granted under the 2010 Plan upon the terms and subject to the conditions set forth in the 2010 Plan and a new option agreement between us and you.

Exchange Ratio for Eligible Employees (Other than Eligible Officers)

Exercise Price	Exchange Ratio (New Options / Eligible Options)
$2.01 or greater	1-for-1

Exchange Ratios for Eligible Officers

Exercise Price	Exchange Ratio (New Options / Eligible Options)
$2.01 – $4.61	1-for-1.4
4.62 – 7.00	1-for-1.9
7.01 – 12.00	1-for-2.9
12.01 or greater	1-for-6.5

For purposes of applying the exchange ratios, fractional option shares will be rounded down to the nearest whole option share on a grant-by-grant basis.

If you elect to participate in the Offer, you may pick and choose which of your Eligible Option grants you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised. We are not otherwise accepting partial tenders of Eligible Option grants. However, you may elect to exchange the remaining portion of an Eligible Option grant that you have partially exercised. As a result, you may elect to exchange one or more of your Eligible Option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

2.                                      PURPOSE OF THE OFFER.

We believe that this Offer will foster retention of our employees and better align our employees’ interests with those of our stockholders to maximize stockholder value. We originally granted the outstanding options to motivate employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. However, approximately 87% of our currently outstanding options, whether vested or unvested, and whether or not subject to performance-based vesting, have exercise prices that are significantly higher than the current fair market value of our stock. These options are commonly referred to as being “underwater.” As a result of being underwater, these options have little value as either an incentive or retention tool.  By making this Offer, we intend to provide Eligible Employees with the opportunity to own options that over time may have a greater potential to increase in value.

While the exchange ratios that apply to our Eligible Officers differ from the exchange ratio that applies to our other Eligible Employees, the fundamental purpose of the Offer remains the same for all of our employees.  The exchange ratios that apply to our Eligible Officers were determined in a manner intended to result in the issuance of New Options that have, in the aggregate, a fair value, for accounting purposes, that is expected to be approximately equal to the fair value of the surrendered Eligible Options they replace.  As a result, the Offer to Eligible Officers may allow the Company to realize real incentive and retention benefits from the New Options granted while recognizing only minimal incremental compensation expense due to the exchange.  The actual amount of compensation expense will depend on the exchange ratios, Black-Scholes values and vesting schedules for Eligible Options actually exchanged as part of the Offer, as well as the market price of our common stock on the date of the exchange.

Neither we, the Compensation Committee of our Board of Directors, nor our Board of Directors makes any recommendation as to whether you should accept this Offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offering memorandum and the Tender Offer Statement on Schedule TO of which this document is a part and consult your own financial, legal and/or tax advisors for advice on the implications of participating. You must make your own decision about whether to participate in this Offer.

3.                                      PROCEDURES FOR PARTICIPATING IN THE OFFER.

Proper Election to Exchange Eligible Options

Participation in this Offer is voluntary. To participate in this Offer, you must do the following before 9:00 p.m., Pacific Time, on August 22, 2012 (or a later date if we extend the Offer):

If you are an Eligible Employee, you will receive an email announcing the Offer on the Commencement Date of the Offer directing you to the Offer Website. If you decide to participate in the Offer, you must access the Offer Website and click on the “Make/Change My Election” link. You will be directed to your electronic election form that contains the following personalized information with respect to each of your Eligible Option grants:

•                  the grant number;

•                  (for U.S. employees) whether the Eligible Options are incentive stock options (“ISO”) or nonqualified stock options (“NQ”);

•                  the grant date;

•                  the exercise price per share;

•                  the number of Eligible Options outstanding;

•                  the number of Eligible Options vested; and

•                  the election alternatives available to you.

You will need to make a “Yes” or “No” election next to each of your Eligible Option grants to indicate your choice of whether to exchange your Eligible Option grant in accordance with the terms of this Offer or retain your Eligible Option grant under its current terms. After completing the electronic election form, you will have the opportunity to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections you will proceed to an acknowledgment page. Only after you agree to the acknowledgment will you be directed to the Print Confirmation page. Please print and keep a copy of the Print Confirmation page for your records. At this point, you will have completed the election process.

If you are not able to submit your election electronically via the Offer Website as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your election, you must complete and sign a paper election form for all of the Eligible Options you wish to tender and email the election form to optionexchange@merunetworks.com or send the election form by registered mail or courier to Meru Networks, Inc., Attn: Rosie Strehlow, Option Exchange Administration, 894 Ross Drive, Sunnyvale, CA 94089. If you send your forms by registered mail or courier, you are responsible for keeping your evidence of the date and time of mailing or shipment. Please contact Option Exchange Administration at optionexchange@merunetworks.com to obtain a paper election form.

The delivery of paper forms is at your risk. Only elections that are complete and actually received by us before the Expiration Date will be accepted. If your election is received by email, registered mail or courier, we intend to confirm receipt of the election by email within three U.S. business days. If you have not received an email confirmation, it is your responsibility to confirm that we have received your election by sending an email to optionexchange@merunetworks.com. Elections submitted by any other means, including fax, hand delivery, interoffice or non-registered (regular) mail are not permitted.

If you participate in this Offer, you may elect to exchange some or all of your Eligible Option grants. To help you recall your outstanding Eligible Option grants and give you the tools to make an informed decision, we will make available to you on the Offer Website a summary of your outstanding Eligible Options.

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on August 22, 2012, unless the Offer is extended past that time, in which case your election will become irrevocable after the new Expiration Date. You may change your mind after you have submitted an election form choosing to exchange your Eligible Options and submit a new election form at any time before the Expiration Date, as described in Section 4. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the Expiration Date.

This is a one-time Offer, and we will strictly enforce the election period. We reserve the right to reject any Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all properly tendered Eligible Options promptly after the expiration of this Offer.

Our receipt of your election form is not by itself an acceptance of your Eligible Options for exchange. For purposes of this Offer, we will be deemed to have accepted Eligible Options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give written notice to Eligible Employees of our acceptance of Eligible Options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect will be August 22, 2012.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the Offer. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to participate in the Offer that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all properly and timely tendered Eligible Options that are not validly withdrawn. We also reserve the right to waive any defect or irregularity in any election with respect to any particular Eligible Options or any particular option holder. No election to participate in the Option Exchange Program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement

Your election to participate in the Offer pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance of the Eligible Options that you elect to exchange for cancellation in the Option Exchange Program will constitute a binding agreement between us and you upon the terms and subject to the conditions of this Offer.

Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the Expiration Date all properly tendered Eligible Options that have not been validly withdrawn.

4.             WITHDRAWAL RIGHTS.

You may withdraw the Eligible Options you have elected to exchange only if you comply with the provisions of this Section 4.

You have the right to withdraw the options you have elected to exchange at any time before 9:00 p.m., Pacific Time, on August 22, 2012. If we extend the time during which you may elect to participate in the Offer, you have the right to withdraw these options at any time until the extended period expires.  Additionally, you may withdraw any Eligible Options you elected to exchange if following 40 business days after the Commencement Date of the Offer we have not accepted for exchange all Eligible Options you elected to exchange. The date of the 40th business day is September 20, 2012.

To validly withdraw Eligible Options, except as provided below, you must log on to the Offer Website before the Expiration Date and properly complete and submit a new election in which you do not elect to exchange the Eligible Options that you wish to withdraw. If you are not able to submit your withdrawal election electronically via the Offer Website as a result of technical failures of the Offer Website, please follow the procedure described in Section 3 for submitting a paper election form.  The paper election form serves as a withdrawal form.

You may not rescind any withdrawal, and any Eligible Options that you withdraw will not be deemed properly elected for participation in the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 3.

Neither Meru nor any other person is obligated to give notice of any defects or irregularities in any submission over the Offer Website or in any paper election form used to withdraw your election to participate in the Offer, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal submissions. Our determination of these matters will be final and binding.

5.             ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

Upon the terms and subject to the conditions of this Offer and promptly following the Expiration Date, we will accept for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the Expiration Date. If your Eligible Options are properly tendered for exchange and accepted for exchange by 9:00 p.m., Pacific Time, on August 22, 2012 and you are an Eligible Employee as of that time, you will be granted a New Option for each Eligible Option so accepted and canceled under the Offer on the first trading day following the Expiration Date of the Offer.  If we extend the Offer and delay the date by which we must accept for exchange and cancel the Eligible Options, the Replacement Grant Date will be similarly delayed.

6.             CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, we will not be required to accept any Eligible Options elected for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after the Commencement Date and prior to the Expiration Date of the Offer any of the following events has occurred, or has been determined by us in our reasonable judgment to have occurred:

•                                          there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Options elected for exchange pursuant to the Offer, the issuance of New Options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Meru or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

•                                          there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•                  make the acceptance for exchange of, or issuance of New Options for, some or all of the Eligible Options surrendered for exchange illegal or otherwise restrict or prohibit completion of the Offer or otherwise relate in any manner to the Offer;

•                  delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the Eligible Options surrendered for exchange;

•                  materially impair the contemplated benefits of the Offer to us; or

•                  materially and adversely affect the business, condition (financial or other), income, operations or prospects of Meru or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

•                                          there has occurred:

•                  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•                  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•                  the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•                  any change in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to have a material adverse effect on the business, condition (financial or other), operations or prospects of Meru or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer; or

•                  in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•                                          a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•                  any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before August 22, 2012;

•                  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•                  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

•                                          any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Meru or our subsidiaries that, in our reasonable judgment, is or may have a material adverse effect on Meru or our subsidiaries.

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons, although participants in the Offer may challenge our determination in a court of competent jurisdiction. If we become aware that a condition to the Offer is triggered, we will promptly notify Eligible Employees whether or not we have decided to waive such condition. Should we choose to waive a particular right, we may not reassert that particular right again in this Offer. If a condition is triggered and we decide to proceed with the Offer, we may be required to extend the Offer and circulate new disclosure to Eligible Employees depending on the materiality of the waived condition.

7.           PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

The securities underlying the Eligible Options are shares of our common stock, which have been listed on The NASDAQ Global Market under the symbol “MERU” since our initial public offering on March 31, 2010. The following table presents the high and low closing sales prices per share of our common stock for the periods indicated, as reported by The NASDAQ Global Market:

	High	Low
Year Ended December 31, 2012
Third Quarter (through July 23, 2012)	$1.91	$1.60
Second Quarter	4.21	1.47
First Quarter	5.30	3.65

Year Ended December 31, 2011
Fourth Quarter	$8.48	$3.17
Third Quarter	12.20	7.36
Second Quarter	20.56	12.01
First Quarter	25.50	15.82

Year Ended December 31, 2010
Fourth Quarter	$17.50	$13.82
Third Quarter	17.67	10.56
Second Quarter	19.33	11.62
First Quarter (beginning March 31, 2010)	19.17	19.17

The last reported sale price of our common stock on July 23, 2012 was $1.72. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your Eligible Options for exchange.

8.             SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

Consideration.  We will grant New Options under the 2010 Plan in exchange for outstanding Eligible Options properly tendered and accepted for exchange by us. The number of shares of common stock subject to New Options to be granted to each option holder will be based on the approved exchange ratios provided in the tables below. The shares of common stock subject to Eligible Options cancelled pursuant to the Offer will be returned to the pool of shares available for grants of New Options under the 2010 Plan.  We decided to offer the Option Exchange Program instead of granting new options because of the large number of options currently outstanding.  New option grants in the absence of the Option Exchange Program could have a negative impact on our dilution and shares available for future equity awards.

As of July 23, 2012, options to purchase an aggregate of 3,708,206 shares of our common stock were granted and outstanding under our Plans, of which, an aggregate of 1,978,785 were Eligible Options.  The shares of common stock issuable upon exercise of Eligible Options represents approximately 8.8% of the total shares of our common stock outstanding as of July 23, 2012, which includes shares subject to options and other stock awards granted and outstanding under the Plans.  If we assume that all 1,978,785 Eligible Options will be exchanged for New Options and canceled pursuant to the terms and conditions of this Offer, we will grant approximately 1,442,760 New Options in exchange, or approximately 6.3% of the total shares of our common stock outstanding as of July 23, 2012, which includes shares subject to options and other stock awards granted and outstanding under the plans.

Terms of New Options. The New Options will be granted under the 2010 Plan pursuant to a new option agreement between us and you.

•                                          If you are an Eligible Employee, the New Options will cover an equal number of shares as the Eligible Options tendered for exchange.  If you are an Eligible Officer, the number of New Options will cover a lesser number of shares than the Eligible Options tendered for exchange, depending on the price of the Eligible Options tendered, as set forth in the table below.

Exchange Ratio for Eligible Employees (Other than Eligible Officers)

Exercise Price	Exchange Ratio (New Options / Eligible Options)
$2.01 or greater	1-for-1

Exchange Ratios for Eligible Officers

Exercise Price	Exchange Ratio (New Options / Eligible Options)
$2.01 — $4.61	1-for-1.4
4.62 — 7.00	1-for-1.9
7.01 — 12.00	1-for-2.9
12.01 or greater	1-for-6.5

•                                          The exercise price of the New Options will equal the closing sale price of our common stock as reported on the NASDAQ Global Market on the Replacement Grant Date;

•                                          The New Options will vest over four years with 25% of the New Options vesting on the one-year anniversary of the Replacement Grant Date and the remainder vesting in 36 equal monthly installments thereafter;

•                                          The New Options will be nonqualified stock options for U.S. tax purposes (even if the Eligible Option you tendered was an incentive stock option);

•                                          The New Options will become exercisable as they vest; and

•                                          The New Options will have new a ten-year term.

The terms and conditions of current options outstanding under the Plans are set forth in the respective Plans and the stock option agreement you entered into in connection with the grant. The terms and conditions of the Plans are summarized in the applicable prospectuses prepared by us and previously distributed to you.

Important Note: The statements in this offering memorandum concerning the Plans, the Eligible Options and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plans and the form of stock option agreement under the Plans. Please contact Stock Administration at stockadmin@merunetworks.com to receive a copy of the Plans, prospectuses or forms of stock option agreements. We will promptly furnish you copies of these documents at our expense.

9.             INFORMATION CONCERNING MERU.

Background

Meru Networks, Inc. provides a virtualized wireless local area network, or LAN, solution that is designed to cost-effectively optimize the enterprise network to deliver the performance, reliability, predictability and operational simplicity of a wired network, with the advantages of mobility. We enable enterprises to migrate their business-critical applications from wired networks to wireless networks, and become what we refer to as All-Wireless Enterprises.  Our virtualized wireless LAN solution takes a fundamentally different architectural approach to wireless networking compared to most other wireless solutions. Our solution combines wireless resources into one virtual, seamless pool, and partitions this virtual pool to match device and application requirements. The core of our virtualized wireless LAN solution is comprised of our innovative System Director Operating System and complementary software applications, which are coupled with our controllers and access points. These software and hardware products are designed to operate in concert to create a virtual wireless LAN that intelligently monitors, manages and directs network traffic to optimize application performance in a secure environment. Our solution is designed to be easily deployed and integrated into our customers’ existing information technology, or IT, infrastructure, to be easily managed and to address the wireless networking needs of enterprises of all sizes in every major market.

We were incorporated in Delaware in January 2002. We were founded with the vision of enabling organizations to become All-Wireless Enterprises. We began commercial shipments of our products in 2003. Our products are sold worldwide primarily through value-added resellers, or VARs, and distributors, and have been deployed by approximately 6,600 customers worldwide in many markets, including education, healthcare, hospitality, manufacturing, retail, technology, finance, government, telecom, transportation and utilities. Our principal executive offices are located at 894 Ross Drive, Sunnyvale, California 94089 and our telephone number is (408) 215-5300.

Financial Information

A summary of our consolidated financial data is presented below and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, both of which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 31, 2010 and December 31, 2011 and the selected consolidated balance sheet data as of December 31, 2010 and December 31, 2011 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The selected consolidated statements of operations data for the quarters ended March 31, 2011 and March 31, 2012 and the selected consolidated balance sheet data as of March 31, 2012 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010
	(In thousands, except for share and per share amounts)
Consolidated Statements of Operations Data:
Total revenues	$19,411	$20,151	$90,471	$85,004
Total costs of revenues	6,940	7,460	32,859	30,378
Gross margin	12,471	12,691	57,612	54,626
Total operating expenses	26,828	15,952	83,683	56,344
Loss from operations	(14,357)	(3,261)	(26,071)	(1,718)
Interest expense, net	(29)	(92)	(253)	(813)
Other income (expense), net	28	55	41	(33,821)
Loss before provision for income taxes	(14,358)	(3,298)	(26,283)	(36,352)
Provision for income taxes	129	77	411	254
Net loss	$(14,487)	$(3,375)	$(26,694)	$(36,606)

Net loss per share of common stock:
Basic and diluted	$(0.82)	$(0.20)	$(1.54)	$(3.06)
Shares used in computing net loss per share of common stock:
Basic and diluted	17,701,126	16,972,165	17,377,503	11,981,170

	March 31,	December 31,
	2012	2011	2010
	(In thousands)
Consolidated Balance Sheet Data:
Total current assets	$56,155	$60,843	$83,169
Noncurrent assets	6,126	6,000	1,199
Total assets	62,281	66,843	84,368
Total current liabilities	37,793	29,891	30,527
Noncurrent liabilities	4,306	4,481	3,923
Total liabilities	42,099	34,372	34,450
Total stockholders’ equity	20,182	32,471	49,918

Book Value

We had book value per share of $1.14 on March 31, 2012 (calculated using the book value as of March 31, 2012 divided by the number of shares of our common stock outstanding on that date).

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for each of the periods presented.  As we had losses for each of the periods presented, we have provided the deficiency amounts. For purposes of calculating this deficiency, earnings consist of pre-tax loss from continuing operations before fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and the portion of rental expenses that we believe is representative of the interest portion of rental expenses.

	Three Months Ended March 31,		Year Ended December 31,
	2012		2011		2010
Ratio of earnings to fixed charges	—	(1)	—	(1)	—	(1)

(1)   Due to the losses in the three months ended March 31, 2012 and the years ended December 31, 2011 and 2010, we would have had to generate additional earnings of $14.4 million, $26.3 million and $36.4 million, respectively, to achieve a ratio of earnings to fixed shares of 1:1.

Additional Information about Meru

For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2011, our Quarterly Report on Form 10-Q for the period ended March 31, 2012 and our other SEC filings. We recommend that you review the materials that we have filed with the SEC before deciding whether or not to tender your Eligible Options. We will also provide you without charge, upon your written or oral request, a copy of any or all of the documents to which we have referred you.  See Section 17, “Additional Information” below for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.  See Section 11, “Status of Options Acquired by us in the Offer; Accounting Consequences of the Offer” for information regarding the accounting consequences of this Offer.

Additional Considerations

In deciding whether to participate in the Offer, you should know that we continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions.  From time to time, we also engage in discussions and negotiations with potential candidates for management or director positions with Meru or with existing members of management for changes in positions, responsibilities or compensation. We grant options in the ordinary course of business to our current and new employees, including our executive officers.  Our employees, including our executive officers, from time to time acquire or dispose of our securities.  Subject to the foregoing, and except as otherwise disclosed in this offering memorandum or in our SEC filings, we have no plans or proposals that relate to or would result in:

•                                          an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (however, we expect to consider such matters from time to time);

•                                          any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•                                          any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•                                          any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

•                                          any other material change in our corporate structure or business;

•                                          our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

•                                          our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•                                          the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•                                          the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options or purchases made under our employee stock purchase plan); or

•                                          any changes in our certificate of incorporation, bylaws or other governing instruments or any actions that could impede a third-party from acquiring control of us.

10.                               INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS OR ARRANGEMENTS CONCERNING ELIGIBLE OPTIONS; AGREEMENTS INVOLVING MERU’S SECURITIES.

Our Chief Executive Officer and the non-employee members of our Board of Directors are not eligible to participate in this Offer. Our remaining executive officers are eligible to participate.  As of July 23, 2012, our executive officers and directors (14 persons) as a group held options unexercised and outstanding under the Plans to purchase a total of 1,583,909 shares of our common stock, which represented approximately 42.7% of the shares subject to all options outstanding under the Plans as of that date.

The following table sets forth the directors and executive officers of Meru, their respective positions and certain information as of July 23, 2012 about the outstanding options granted under our Plans held by each of them. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock under our Plans, which was 3,708,206 as of July 23, 2012.

Name of Beneficial Owner*	Title	Aggregate Number of Shares Subject to Options Beneficially Owned	Percentage of All Outstanding Options Under our Plans
Bami Bastani, Ph.D.	President, Chief Executive Officer and Director	600,000	16.2%
Brett White	Chief Financial Officer	136,325	3.7
Kamaljit Anand	General Manager of Hospitality & Entertainment	95,677	2.6
Carl Gustin	Chief Marketing Officer	122,000	3.3
Richard Mosher	Vice President and General Counsel	63,384	2.0
Philip Simmons	Senior Vice President, Worldwide Engineering	160,000	4.3
Larry Vaughan	Senior Vice President of Worldwide Sales, Services & Support	140,000	3.8
Sarosh Vesuna	General Manager of Education	55,498	1.9
Harold Copperman	Director	44,903	1.2
Charles Kissner	Director	21,000	0.6
Stanley Meresman	Director	35,072	0.9
Nicholas Mitsakos	Director	29,782	0.8
Barry Newman	Director	27,500	0.7
William Quigley	Director	27,500	0.7

* The address of each director and executive officer is c/o Meru Networks, Inc., 894 Ross Drive, Sunnyvale, CA 94089 and the telephone number is (408) 215-5300.

The following table shows the number of common shares subject to Eligible Options held by our current executive officers who are Eligible Officers as of the Commencement Date of the Offer and the maximum number of New Options that may be issued to each of them, assuming they each elect to tender and we accept all of their Eligible Options in the Offer:

Name of Eligible Officer	Title	Aggregate Number of Shares Subject to Eligible Options	Maximum Number of New Options
Brett White	Chief Financial Officer	132,479	55,456
Kamaljit Anand	General Manager of Hospitality and Entertainment	92,677	39,357
Carl Gustin	Chief Marketing Officer	122,000	44,116
Richard Mosher	Vice President and General Counsel	63,384	25,487
Philip Simmons	Senior Vice President, Worldwide Engineering	160,000	55,368
Larry Vaughan	Senior Vice President of Worldwide Sales, Services & Support	140,000	48,566
Sarosh Vesuna	General Manager of Education	55,498	23,954

To the best of our knowledge, neither we nor any of our directors, executive officers or any persons controlling us, were engaged in transactions involving options or shares of our common stock during the past sixty days before and including July 26, 2012.

Except as otherwise described in this offering memorandum or in our filings with the SEC, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11.                               STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

Eligible Options tendered for exchange and accepted by us pursuant to the Offer will be cancelled and the shares of common stock subject to those Eligible Options will be returned to the pool of shares available for grant under the 2010 Plan. Once your Eligible Options have been cancelled, you will no longer have any rights under those options. To the extent such shares are not fully reserved for issuance as New Options to be granted in the Option Exchange Program, the shares will be available for future awards to employees and other eligible participants under the 2010 Plan.

We account for share-based payments in accordance with Accounting Standards Codification 718 (“ASC 718”). Under ASC 718, in addition to the remaining unamortized expense for the Eligible Options, we will recognize the incremental compensation expense of the stock options granted in the Option Exchange Program. The incremental compensation expense will be measured as the excess, if any, of the fair value of the New Options granted to employees in exchange for surrendered Eligible Options, over the fair value of the Eligible Options surrendered in exchange for the New Options. The fair value of the New Options will be measured as of the date they are granted and the fair value of the Eligible Options surrendered will be measured as of immediately prior to their cancellation. The sum of the remaining unamortized expense for the Eligible Options and the incremental compensation expense for the New Options will be recognized in compensation expense ratably over the vesting period of the New Options.

The amount of this expense will depend on a number of factors, including: (1) the exercise price per share of the New Options issued in the Offer; (2) the level of participation by holders of Eligible Options in the Offer; and (3) the exercise price per share of Eligible Options cancelled in the Offer.  Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration date, we cannot predict the exact amount of the charge that will result from the Offer.

12.                               LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this document. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay our acceptance of the Eligible Options tendered by you to

us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept Eligible Options tendered for exchange and to issue New Options is subject to satisfaction or waiver of the conditions described in Section 6.

13.                               MATERIAL TAX CONSEQUENCES FOR U.S. EMPLOYEES.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under the Offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, U.S. Treasury Regulations and administrative and judicial interpretations as of the date of this offering memorandum, any of which may change. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.

If you exchange Eligible Options for New Options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

On the Replacement Grant Date of the New Options, you will not be required to recognize additional income for federal income tax purposes. The New Options will be nonqualified stock options for U.S. tax purposes.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in this Offer.

U.S. Federal Income Tax Consequences of Incentive Stock Options.

Under current law, if you were granted an option that is an incentive stock option (an “ISO”), you would not have recognized income when the ISO was granted to you and will incur no tax upon exercise of an ISO unless you are subject to the alternative minimum tax (“AMT”).  If you hold the shares purchased upon exercise of the ISO (the “ISO Shares”) for more than one year after the date the option was exercised and for more than two years after the option was granted, you generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares.  This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

If you dispose of the ISO Shares before the expiration of either required holding period (a “disqualifying disposition”), then any gain realized upon such disposition, up to the difference between the option exercise price and the fair market value of the ISO Shares on the later of the date of vesting or the date of exercise (or, if less, the amount realized on a sale of such ISO Shares), will be treated as compensation income.  Under current law, this compensation income amount will not be subject to employment taxes nor will we be required to withhold any income taxes on such amount.  Your tax basis in the ISO Shares will be equal to their fair market value on the later of the date of vesting or the date of exercise.  Any additional gain in excess of your basis will be taxed as a capital gain – either long-term or short-term, depending upon the amount of time the ISO Shares were held by you after the later of the date of vesting or the date of exercise.

The difference between the exercise price and the fair market value of vested ISO Shares on the date of exercise is an adjustment to income for purposes of the AMT. However, if you exercise the option before it vests (an early exercise), the difference between the exercise price and the fair market value of unvested ISO Shares on the date of vesting is an adjustment to income for purposes of the AMT. You can choose to file an 83(b) election with the Internal Revenue Service within 30 days of the date of exercise, in which case the difference between the exercise price and the fair market value of unvested ISO Shares on the date of exercise is an adjustment to income for purposes of the AMT.

U.S. Federal Income Tax Consequences of Nonqualified Stock Options.

Under current law, you will not realize taxable income upon the grant of a non-incentive or nonqualified stock option. However, (x) when you exercise the option (if the portion of the option is vested when you exercise the option), or (y) if you exercise the option before it vests (an early exercise) and you file an 83(b) election with the Internal Revenue Service within 30 days of the date of exercise, then the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you.

The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the greater of the exercise price paid for the shares or the fair market value of the shares subject to the option on the date of exercise, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

However, if you exercise the option before it vests (an early exercise) and you do not file an 83(b) election with the Internal Revenue Service within 30 days of the date of exercise, then you will not realize taxable income upon the exercise of the option. When the option vests, on each vesting date, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of vesting will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a nonqualified stock option (or upon the vesting of an option which was early exercised if no 83(b) election was filed) if the holder is employed or was employed by us. We will require any such holder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

If you are subject to the tax laws of another country, even if you are a resident of the United States, or if you are subject to the tax laws of more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

14.                               MATERIAL TAX CONSEQUENCES FOR EMPLOYEES OUTSIDE THE U.S.

Attached hereto as Schedules B through D are short summaries of the general tax consequences of participating in this Offer for Eligible Employees in Canada, India and the United Kingdom.  You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the Offer.

If you are subject to tax in another country, or if you are subject to tax in more than one country, you should be aware that there may be other tax consequences that may apply to you.  We strongly recommend that you consult your own tax advisor to discuss these consequences.

15.                               EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the Expiration Date and thereby delay the acceptance for exchange of any Eligible Options by giving written notice of such extension to the Eligible Employees.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any Eligible Options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving written notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will return the Eligible Options elected for exchange promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Offer in any respect.

Amendments to the Offer may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 6:00 a.m. Pacific Time on the business day following the last previously scheduled or announced Expiration Date. Any amendment of the Offer will be disseminated in writing promptly to Eligible Employees in a manner reasonably designated to inform Eligible Employees of such change. Without limiting the manner in which we may choose to disseminate any amendment of the Offer, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•                  increase or decrease what we will give you in exchange for your Eligible Options;

•                  increase or decrease the number of Eligible Options to be exchanged in the Offer; or

•                  extend or terminate the Offer.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten business days after the date the notice is published.  A “business day” means any day other than a Saturday, Sunday or federal holiday in the United States and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

16.                               FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to the Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Offer, including, any expenses associated with any tax, legal or other advisor consulted or retained by you.

17.                               ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”) of which this document is a part. This document does not contain all of the information contained in the Schedule TO, as amended, and the exhibits thereto. We recommend that you review the Schedule TO, as amended, including its exhibits, and the following other materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision on whether to participate in the Offer:

•                                          Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 15, 2012;

•                                          Our Definitive Proxy Statement on Schedule 14A for our 2012 annual meeting of stockholders, filed with the SEC on April 3, 2012;

•                                          Our Quarterly Report on Form 10-Q for the period ended March 31, 2012, filed with the SEC on May 4, 2012;

•                                          Our Current Reports on Form 8-K filed with the SEC on March 22, 2012, May 11, 2012, June 7, 2012 and June 27, 2012; and

•                                          The description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on March 12, 2010, including any amendments or reports we file for the purpose of updating that description.

Our SEC file number for all of these filings is 001-34659. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the reference facilities maintained by the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549, and copies of all or any part of these filings may be obtained from that office or by calling the SEC at 1-800-SEC-0330. These filings are also available to the public on the SEC’s web site at http://www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is www.Meru.com. Information contained on our website is not part of this offering memorandum.

We will also provide without charge to each person to whom a copy of this offering memorandum is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Option Exchange Administration

Meru Networks, Inc.

894 Ross Drive

Sunnyvale, California 94089

(408) 215-5300

Email: optionexchange@merunetworks.com

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offering memorandum, you should rely on the statements made in the most recent document.

The information contained in this offering memorandum about Meru should be read together with the information contained in the documents to which we have referred you.

18.                               MISCELLANEOUS.

We are not aware of any jurisdiction in which the Offer is being made where the implementation of the Offer violates applicable law. If we become aware of any such jurisdiction where the implementation of the Offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction. The Offer is not available in jurisdictions outside the United States, Canada, India and the United Kingdom.

We cannot guarantee that, following the Expiration Date, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options. We encourage you to review the section of this document entitled “Risks of Participating in the Offer,” and the risk factors contained in our Quarterly Report on Form 10-Q for the period ended March 31, 2012 and Annual Report on Form 10-K for the year ended December 31, 2011 before you decide whether to participate in this Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Meru Networks, Inc.	July 26, 2012

SCHEDULE A

List of Eligible Officers

For purposes of this Offer, the following employees will be deemed “Eligible Officers”:

Kamaljit Anand	General Manager of Hospitality & Entertainment
Carl Gustin	Chief Marketing Officer
Katherine Mancuso	Senior Vice President, Human Resources
Keith Matasci	Senior Vice President of Worldwide Operations
Richard Mosher	Vice President and General Counsel
Philip Simmons	Senior Vice President, Worldwide Engineering
Larry Vaughan	Senior Vice President of Worldwide Sales, Services & Support
Sarosh Vesuna	General Manager of Education
Brett White	Chief Financial Officer

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SCHEDULE B

Guide to Tax Issues & Legal Issues in Canada

The following is a general summary of the material tax and legal consequences of participating in the Offer if you are subject to tax and/or resident in Canada.  This summary is based on the laws in effect in Canada as of July 2012.  This summary is general in nature and does not discuss all of the tax and legal consequences that may be relevant to you in light of your particular circumstances.  Please note that laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options or you sell shares acquired upon exercise of the New Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.

TAX INFORMATION

Option Exchange

You will not be subject to tax as a result of the exchange of Eligible Options for New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to income tax and Canada Pension Plan (“CPP”) contributions (or if you are a Quebec resident, Quebec Pension Plan (“QPP”) contributions (to the extent that the annual contribution limit has not been reached) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price.  Assuming the shares issued upon exercise of the New Options meet certain requirements under Canadian tax law, you will be able to exclude one-half of the spread from income.  (Note that, for Quebec provincial tax purposes, you will be able to exclude only 25% of the spread.)  You will be subject to tax on the remaining one-half of the spread (or 75% for Quebec provincial tax purposes) at your applicable marginal tax rate.

Sale of Shares

When you subsequently sell shares acquired at exercise of the New Options, you may be subject to tax at your marginal income tax rate.  The taxable amount will be one-half of the difference between the sale proceeds and the sum of the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise less any brokerage fees).  One-half of any loss resulting from the sale of shares may be deducted from any taxable gain for the year, the previous three years or any subsequent year.

Please be aware that if you own other Meru shares (acquired outside of the Plans or through different awards granted under the Plans), your adjusted cost basis may be different than described above.  You are strongly advised to consult with your personal tax advisor with respect to the cost basis if you exercise the New Options using the “cashless” exercise method.

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Withholding and Reporting

Your employer will be required to withhold and report income tax and CPP (or QPP) contributions (to the extent the annual limit has not been reached) on the taxable amount at exercise of the New Options.  Your employer will also report the income realized at exercise to the Canada Revenue Agency on a T4 form, a copy of which will be delivered to you prior to the last day of February in the year following the year in which you exercise the New Options.  It is your responsibility to report and pay any taxes resulting from the subsequent sale of shares acquired at exercise.

Quebec Notice

By accepting the terms and conditions of the Offer and agreement to participate in the Offer, you further agree to the following:

Each Eligible Employee in Quebec who participates in the Offer hereby agrees that it is the Eligible Employee’s express wish that all documents evidencing or relating in any way to the Offer be drafted in the English language only.

Chaque employé éligible au Quebec qui souscrit à des intérêts reconnaît par la présente que c’est sa volonté expresse que tous les documents faisant foi ou se rapportant de quelque manière à la vente des intérêts soient rédigés uniquement en anglais.

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SCHEDULE C

Guide to Tax Issues & Legal Issues in India

The following is a general summary of the material tax and legal consequences of participating in the Offer if you are subject to tax and/or resident in India.  This summary is based on the laws in effect in India as of July 2012.  This summary is general in nature and does not discuss all of the tax or legal consequences that may be relevant to you in light of your particular circumstances.  Please note that laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options or you sell shares acquired upon exercise of the New Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  You are strongly advised to seek appropriate professional advice as to how the tax or other laws in India apply to your specific situation.

TAX INFORMATION

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to income tax plus education cess on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price.  The fair market value of the shares at exercise will be determined by an Indian Merchant Bank because Meru’s shares are not traded on a recognized stock exchange in India.  You will not be subject to provident fund contributions or other social insurance contributions on the spread.

Sale of Shares

When you subsequently sell shares acquired at exercise of the New Options, you will be subject to capital gains tax on any gain you realize at sale.  The taxable amount will be the difference between the sale proceeds and the fair market value of the shares at exercise (as determined by the Merchant Bank).

If you hold shares for 12 months or less after exercise, you will be taxed at the short-term capital gains rate (which is the same as your progressive income tax rate).  If you hold the shares for more than 12 months after exercise, you will be taxed at the generally more favorable long-term capital gains rate.

The capital gains tax is payable under the Advance Tax System during the fiscal year (i.e., April 1 — March 31) in three installments as follows:

(i)            On or before September 15 — not less than 30% of the tax payable for the year;

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(ii)           On or before December 15 — not less than 60% of the tax payable for the year, reduced by the amount paid in the earlier installment; and

(iii)          On or before March 15 — the whole amount of the tax payable for the year, reduced by the amount in the earlier installments.

Your responsibility to make these tax payments arises on the date that you realize a capital gain.

Withholding and Reporting

Your employer will be required to withhold and report the income tax plus education cess due when you exercise your New Options.  You are required to report any income you realize upon exercise of the New Options on your annual tax return.  In addition, you are responsible for reporting and paying any tax resulting from the sale of your shares.

Exchange Control Information

If you remit funds out of India to exercise your New Options, it is your responsibility to comply with applicable exchange control laws.  When you subsequently sell the shares acquired at exercise, you must repatriate any proceeds to India and convert the funds into local currency within ninety (90) days of receipt.  You must obtain a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency and maintain the FIRC as evidence of the repatriation in the event the Reserve Bank of India or your employer requests proof of repatriation.

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SCHEDULE D

Guide to Tax Issues & Legal Issues in the United Kingdom

The following is a general summary of the material tax and legal consequences of participating in the Offer if you are subject to tax and/or resident in the United Kingdom.  This summary is based on the laws in effect in the United Kingdom as of July 2012.  This summary is general in nature and does not discuss all of the tax or legal consequences that may be relevant to you in light of your particular circumstances.  Please note that laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options or you sell shares acquired upon exercise of the New Options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.

TAX INFORMATION

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for New Options.

Grant of New Options

You will not be subject to tax when the New Options are granted to you.

Exercise of New Options

When you exercise the New Options, you will be subject to income tax and employee National Insurance contributions (“NICs”) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price.  Your employer will calculate the income tax and NICs due at exercise and account for these amounts to Her Majesty’s Revenue and Customs (“HMRC”) on your behalf.  If, for any reason, your employer is unable to withhold the income tax and NICs due at exercise under the Pay As You Earn (“PAYE”) system, you will be required to reimburse your employer for the tax paid within 90 days of the date of exercise; if you do not reimburse your employer within this timeframe, you may be deemed to have received a further taxable benefit equal to the income tax due at exercise.  This deemed benefit will give rise to further income tax and NICs payable by you.

Sale of Shares

When you subsequently sell shares acquired at exercise of the New Options, you will be subject to capital gains tax on any gain you realize at sale.  The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise, to the extent this amount exceeds the amount of your annual personal exemption.

If you hold other shares of Meru at the time of sale, you must take into account the share identification rules in calculating your capital gains tax liability.  The rules relating to share identification are complex, and you are strongly advised to seek appropriate professional advice.

Withholding and Reporting

Your employer will be required to withhold income tax and employee NICs due on the spread at exercise of the New Options.  Your employer will also report the details of the exchange, the grant of the New Options, the exercise of the New Options, and any tax withheld on its annual tax returns.  You are required to report the exercise of the New Options on your annual tax return and to report and pay any income tax resulting from the sale of your shares.

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